Exhibit 107

Calculation of Filing Fee Tables

S-1/A-1

(Form Type)

ATHENA GOLD CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Common Stock	Common Stock	Securities Act 457(c)	9,197,500 Common Stock;	$0.06	$551,850	0.00011020	$60.81
	Common Stock issuable upon the exercise of Warrants	Common Stock	Securities Act 457(g)	9,197,500 Common Stock upon the exercise of warrants	$0.06	$1,103,700	0.00011020	$121.63
Fees Previously Paid	$405.57[1]	Common Stock and Warrants	Securities Act 457	62,500,000	$0.07	$4,375,000		$405.57
Carry Forward Securities
Carry Forward Securities	X	X	X	X		X			X	X	X	X
	Total Offering Amounts					X		X
	Total Fees Previously Paid							X
	Total Fee Offsets							X
	Net Fee Due							X

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[1] A registration fee of $405.57 was paid in connection with the original filing and since the number of shares has been reduced in this amendment, no additional fee is required.